THE YORK GROUP, INC.
                     AGREES TO ACQUIRE COLONIAL GUILD, LTD.

HOUSTON, TX - February 18, 1998 -- The York Group, Inc. [NASDAQ: YRKG] today announced that it has signed a definitive agreement to acquire Colonial Guild, Ltd., the nation's second-largest designer, manufacturer and wholesaler of custom made memorialization and commemorative products, which are produced and marketed through four subsidiaries: Sheidow Bronze Corporation and The Williamsburg Companies, Inc., both in Kingwood, West Virginia; Oregon Brass Works, Inc., Portland, Oregon; and Gorham Bronze, Ltd., Aiken, South Carolina. Colonial Guild's headquarters are also located in Kingwood, West Virginia. Colonial Guild's 1997 sales were approximately $40 million.

        The majority of Colonial Guild's products are made from cast bronze and are used in the funeral service industry. These products include flush memorials, flower vases, cremation urns, niche units and statuaries, sold primarily through cemeteries and monument dealers. Colonial Guild also manufactures architectural products, including plaques, tablets, seals, letters, and statuaries used in general and business applications through its Art-In-Bronze division.

        Closing of the transaction is subject to standard closing conditions and to regulatory approval under the Hart-Scott-Rodino Act.

        "The York Group's objective is to become the preferred resource to the death care industry. We are pursuing this objective through internal growth and the addition of complementary products and services. This acquisition is a perfect fit," said Bill Wilcock, York President and Chief Executive Officer. "The addition of Colonial Guild to the York family of businesses will broaden our overall industry presence, and establish York as a leading supplier of bronze memorials, an important, growing segment of the market," Wilcock said.

        "Colonial Guild's industry presence dates back almost 60 years when Sheidow Bronze was founded in 1939," said Michael Matuska, President of Colonial Guild, Ltd. "We believe this merger will perpetuate the strong legacy and market reputation our businesses have established by providing growth opportunities for our combined companies, and as a result, strengthening relationships with our customers."

        The York Group, Inc. is the nation's second-largest manufacturer of caskets and casket components with manufacturing and assembly plants in Alabama, Georgia, Indiana, Mississippi, Missouri and Pennsylvania, company-owned casket distribution operations serving Midwest, New England, Southwest and Southeast markets, and a network of independently owned distributors that serve customers in all other regions in the United States. The York Group's funeral home merchandising operation, York Merchandising Systems(TM), is located in Houston, and its architectural design services are in New Orleans, Louisiana. Relocation of the York Agency, Inc., a marketer of pre-need insurance and trust products, from Vero Beach, Florida, to Houston will be completed during the first quarter of 1998.